Vocus Announces Results for Fourth Quarter 2013
Continued Momentum for the Marketing Suite and Strong Demand for PR Highlight Record Revenue and
Better Than Expected Financial Results in Q4

Beltsville, MD: February 4, 2014 – Vocus, Inc. (NASDAQ: VOCS), a leading marketing cloud provider, announced today financial results for the fourth quarter and full year ended December 31, 2013.

“I am very pleased with the results for the fourth quarter as revenue, earnings and cash flow all significantly exceeded our expectations,” said Rick Rudman, President and CEO of Vocus, Inc. “The better than expected results reflect the strength and stability of our PR product and our success selling a comprehensive, digital marketing suite to mid-sized organizations. We believe our strong quarterly results and our efforts to move up-market create real momentum and pave the way for success in 2014.”

Financial Highlights

Income Statement – Fourth Quarter

•	GAAP revenue for the fourth quarter of 2013 was $47.5 million, a 1% increase over the comparable period in 2012.

•	GAAP loss from operations for the fourth quarter of 2013 was $(3.8) million, compared to $(3.2) million for the comparable period in 2012.

•	Non-GAAP income from operations for the fourth quarter of 2013 was $1.7 million, compared to $4.4 million for the comparable period in 2012.

•	GAAP net loss for the fourth quarter of 2013 was $(3.9) million or $(0.20) per diluted share, compared to $(3.7) million or $(0.19) per diluted share for the comparable period in 2012.

•	Non-GAAP net income for the fourth quarter of 2013 was $1.6 million or $0.07 per diluted share, compared to $3.9 million or $0.16 per diluted share for the comparable period in 2012.

Income Statement – Full Year

•	GAAP revenue for the full year 2013 was $186.9 million, a 9% increase over the comparable period in 2012.

•	Non-GAAP revenue for the full year 2013 was $187.0 million, an 8% increase over the comparable period in 2012. Non-GAAP revenue includes the revenue excluded from the GAAP results due to purchase accounting adjustments, which reduced deferred revenue to its fair value as of the date of acquisition.

•	GAAP loss from operations for the full year 2013 was $(20.3) million, compared to $(21.9) million for the comparable period in 2012.

•	Non-GAAP income from operations for the full year 2013 was $7.3 million, compared to $12.1 million for the comparable period in 2012.

•	GAAP net loss for the full year 2013 was $(21.8) million or $(1.09) per diluted share, compared to $(23.6) million or $(1.21) per diluted share for the comparable period in 2012.

•	Non-GAAP net income for the full year 2013 was $5.8 million or $0.24 per diluted share, compared to $10.4 million or $0.44 per diluted share for the comparable period in 2012.

Balance Sheet and Other Financial Information

•	Total deferred revenue as of December 31, 2013 was $84.5 million compared to $79.3 million at December 31, 2012.

•	Cash flow from operations for the full year 2013 was $6.8 million, and free cash flow for the full year 2013 was $5.5 million.

Recent Business Highlights

•	Announced the discontinuance of our North Social platform, a stand-alone product which provides Facebook applications for small businesses. Facebook marketing features, such as landing and campaign pages, are included in the latest release of the Vocus Marketing Suite.

•	Announced the closure of our small business sales office in Manila which is expected to be completed during the first quarter of 2014.

•	Ended the quarter with 16,854 total active annual subscription customers compared to 17,484 active annual subscription customers as of September 30, 2013 and 16,494 active annual subscription customers as of December 31, 2012. Customer counts reflect the move up market to sell higher value subscriptions to mid-sized organizations and the churn associated with 1,486 customers (903 in the fourth quarter of 2013) related to the discontinuance of the Small Business Edition in the third quarter 2013.

•	Signed subscription agreements with new and existing customers including Amica, Animal Behavior College, The Boppy Company, Crimson Cup Coffee & Tea, Cybex International, Econolite, Healthgrades, Herbalife, Marine Corps Association, Silverton Hotel and Casino, SunGard, Thomson Reuters, University of Luxembourg and Vinexpo.

•	Released the next generation of the Vocus Marketing Suite, which includes new features such as SEO landing pages, campaigns, social customer relationship management (CRM), and improved tracking.

•	Launched a completely redesigned Public Relations Suite with several new enhancements, including advanced media and outlet filtering and the ability to edit scheduled distributions.

•	Announced the appointment of Steve Pogorzelski, a technology and sales veteran formerly with ClickFuel and Monster to the position of Chief Revenue Officer at Vocus.

Guidance

Vocus is providing, for the first time, guidance for the first quarter and full year 2014 based on information as of February 4, 2014:

•	For the first quarter of 2014, revenue is expected to be in the range of approximately $45.1 million to $45.5 million. Non-GAAP EPS is expected to be in the range of $0.07 to $0.08 assuming an estimated non-GAAP weighted average 24.6 million diluted shares outstanding and an estimated tax provision of $500,000. The estimated non-GAAP weighted average diluted shares outstanding assume 3.0 million common shares from the conversion of the Series A redeemable convertible preferred stock. Non-GAAP adjustments are expected to be $0.50 per share. GAAP EPS is expected to be in the range of $(0.43) to $(0.42) assuming an estimated weighted average 20.6 million basic and diluted shares outstanding. Our first quarter 2014 guidance excludes approximately $900,000 of expected revenue contribution and $200,000 of expected operating losses related to the North Social platform which was discontinued during the first quarter of 2014. Additionally, a non-GAAP adjustment related to the closure of the small business sales office in Manila is expected to be approximately $5.0 million or $0.20 per share.

•	For the full year of 2014, revenue is expected to be in the range of $182.0 million to $183.0 million. Non-GAAP diluted EPS is expected to be in the range of $0.31 to $0.34 assuming an estimated non-GAAP weighted average 25.1 million diluted shares outstanding and an estimated tax provision of $1.2 million. The estimated non-GAAP weighted average diluted shares outstanding assume 3.0 million common shares from the conversion of the Series A redeemable convertible preferred stock. The non-GAAP adjustments are expected to be $1.26 per share. GAAP EPS is expected to be in the range of $(0.95) to $(0.92) assuming an estimated weighted average 21.1 million basic and diluted shares outstanding. Free cash flow is expected to range from $7.0 million to $8.0 million. Capital expenditures are expected to be $7.0 million. Our full year 2014 guidance excludes approximately $5.0 million of expected revenue contribution and $1.0 million of expected operating losses related to the North Social platform which was discontinued during the first quarter of 2014. Additionally, a non-GAAP adjustment related to the closure of the small business sales office in Manila is expected to be approximately $5.0 million or $0.20 per share.

This release includes non-GAAP financial measures and adjustments. For a description of these non-GAAP financial measures and adjustments, please refer to section “Use of Non-GAAP Financial Measures” and the accompanying tables entitled “Reconciliation of Non-GAAP Measures” and “Reconciliation of 2014 Guidance.”

Conference Call Information

Vocus will discuss the financial results and business highlights of the fourth quarter and full year 2013 in a conference call at 4:30 p.m. ET, or 1:30 p.m. PT, today. Investors are invited to listen to a live audio webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.shareholder.com/vocs/events.cfm. A replay of the webcast will be available approximately one hour after the conclusion of the call and will remain available for 30 calendar days following the conference call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until February 11, 2014 at 11:59 p.m. ET and can be accessed by dialing (404) 537-3406 or (855) 859-2056 and entering conference number 89155686.

About Vocus, Inc.

Vocus (NASDAQ: VOCS) provides leading cloud-based marketing and public relations software that enables companies to acquire and retain customers. The company offers products and services to help clients attract and engage prospects, capture and keep customers, and measure and improve marketing effectiveness. More than 16,000 annual subscription customers across a wide variety of industries use Vocus software. The company is headquartered in Beltsville, MD with offices in North America, Europe and Asia. For more information, visit www.vocus.com or call (800) 345-5572.

Forward-Looking Statement

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, risks associated with acquisitions, including our ability to successfully integrate acquired businesses, risks associated with our foreign operations, interruptions or delays in our service or our web hosting, our business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain, and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.

Vocus, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31,	December 31,
	2012	2013
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,107	$34,740
Short-term investments	662	—
Accounts receivable, net	29,841	28,862
Deferred income taxes	1,478	271
Prepaid expenses and other current assets	2,933	4,728

Total current assets	67,021	68,601
Long-term investments	1,322	—
Property, equipment and software, net	20,068	20,134
Intangible assets, net	26,751	14,805
Goodwill	177,011	177,264
Deferred income taxes	—	105
Other assets	641	471

Total assets	$292,814	$281,380

Liabilities, Series A redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$21,701	$15,799
Notes payable and capital lease obligations	854	137
Deferred revenue	77,098	81,675

Total current liabilities	99,653	97,611
Notes payable and capital lease obligations, net of current portion	751	1,218
Other liabilities	6,786	6,371
Deferred income taxes, net of current portion	5,120	4,546
Deferred revenue, net of current portion	2,235	2,842

Total liabilities	114,545	112,588
Series A redeemable convertible preferred stock	77,490	77,490
Stockholders’ equity:
Common stock	219	219
Additional paid-in capital	215,226	227,699
Treasury stock	(41,909)	(42,320)
Accumulated other comprehensive loss	(426)	(159)
Accumulated deficit	(72,331)	(94,137)

Total stockholders’ equity	100,779	91,302

Total liabilities, Series A redeemable convertible preferred stock and stockholders’ equity	$292,814	$281,380

Vocus, Inc. and Subsidiaries

Consolidated Statements of Operations

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013
	(unaudited)	(unaudited)		(unaudited)
Revenues	$47,114	$47,452	$170,804	$186,931
Cost of revenues	8,803	9,363	33,749	38,220

Gross profit	38,311	38,089	137,055	148,711
Operating expenses:
Sales and marketing	27,405	28,187	97,873	109,768
Research and development	3,033	2,500	13,272	10,649
General and administrative	9,089	9,361	40,651	40,753
Amortization of intangible assets	2,021	1,879	7,157	7,841

Total operating expenses	41,548	41,927	158,953	169,011
Loss from operations	(3,237)	(3,838)	(21,898)	(20,300)
Other income (expense), net	(38)	(29)	(266)	(301)

Loss before provision for income taxes	(3,275)	(3,867)	(22,164)	(20,601)
Provision for income taxes	457	71	1,427	1,205

Net loss	$(3,732)	$(3,938)	$(23,591)	$(21,806)

Net loss per share:
Basic and diluted	$(0.19)	$(0.20)	$(1.21)	$(1.09)
Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	19,600,644	20,185,672	19,437,076	20,058,231

Vocus, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(3,732)	$(3,938)	$(23,591)	$(21,806)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,209	4,374	15,843	17,535
Other non-cash charges, net	4,711	3,098	18,541	17,220
Payments of contingent consideration for business	(1,941)	—	(2,435)	(4,560)
acquisitions in excess of fair value on acquisition date
Changes in operating assets and liabilities	4,348	(4,174)	10,467	(1,544)

Net cash provided by (used in) operating activities	7,595	(640)	18,825	6,845
Cash flows from investing activities:
Business acquisition, net of cash acquired	—	—	(79,801)	—
Net change in available-for-sale securities	628	—	7,936	1,979
Purchases of property, equipment and software, net	(1,963)	(434)	(4,690)	(5,185)
Software development costs	(162)	(264)	(360)	(742)

Net cash used in investing activities	(1,497)	(698)	(76,915)	(3,948)
Cash flows from financing activities:
Purchases of common stock	(28)	(19)	(3,086)	(477)
Proceeds from exercises of stock options	14	1	73	85
Payments of contingent consideration for business	(2,059)	—	(5,171)	—
acquisitions
Net proceeds from (payments on) notes payable and	(36)	(36)	(204)	(250)
capital lease obligations

Net cash used in financing activities	(2,109)	(54)	(8,388)	(642)
Effect of exchange rate changes on cash and cash	148	200	301	378
equivalents
Net increase (decrease) in cash and cash equivalents	4,137	(1,192)	(66,177)	2,633
Cash and cash equivalents, beginning of period	27,970	35,932	98,284	32,107

Cash and cash equivalents, end of period	$32,107	$34,740	$32,107	$34,740

Use of Non-GAAP Financial Measures

Vocus provides non-GAAP measures for revenue, income from operations, net income, diluted net income per share and free cash flow as supplemental information.

We define non-GAAP revenue as GAAP revenue adjusted for the impact of the fair value adjustment to deferred revenue related to purchase accounting. Management believes the adjustment is useful to investors as a more accurate measure of our ongoing performance from the acquisitions.

We define non-GAAP income from operations as GAAP income from operations including the impact of non-GAAP revenue and excluding stock-based compensation, amortization of acquired intangible assets, fair value adjustment to deferred revenue, fair value adjustments to contingent consideration, acquisition-related expenses and restructuring charges.

We define non-GAAP net income as GAAP net income including the impact of non-GAAP revenue and excluding stock-based compensation, amortization of acquired intangible assets, fair value adjustment to deferred revenue, fair value adjustments to contingent consideration including the effect of foreign currencies, acquisition-related expenses and restructuring charges.

Stock-based compensation included in our GAAP financial results relates to stock option and restricted stock awards.  Companies record stock-based compensation by applying varying valuation methodologies and subjective assumptions to different types of equity awards.  Amortization of acquired intangible assets included in our GAAP financial results consists of amortization of trade names, purchased technology and customer relationships that are not expected to be replaced when fully amortized, as a depreciable tangible asset might.  Amortization expense can vary from period to period due to the timing and size of our acquisitions.  Adjustments to deferred revenue reflect the reductions in the fair value of the acquired company’s deferred revenue due to purchase accounting. Our GAAP financial results include adjustments to the fair value of contingent consideration for acquisition earn-outs as of each reporting date from the fair value recorded on the acquisition date.  Acquisition-related expenses included in our GAAP financial results consist of professional fees for legal, accounting and other advisory services, integration related professional services, severance costs and retention payments incurred during the reporting period in connection with our acquired businesses.  Restructuring charges included in our GAAP financial results consist primarily of adjustments related to severance, lease termination costs and impairment of leasehold improvements and other long-lived assets. Management believes these non-GAAP measures allow management and investors to make meaningful comparisons between our operating results and those of the other companies, as well as provide a consistent comparison of our relative historical financial performance.

We have not presented the tax impact of non-GAAP adjustments in the calculation of non-GAAP net income as a result of the valuation allowance in nearly all of our taxing jurisdictions.  The tax impact of the non-GAAP adjustments would have resulted in an annual effective tax rate of 42.6% and 40.1% for the three months and years ended December 31, 2012 and 2013, respectively, and non-GAAP diluted net income per share of $0.10 and $0.04 for the three months ended December 31, 2012 and 2013, respectively, and $0.29 and $0.17 for the years ended December 31, 2012 and 2013, respectively.

We define free cash flow as cash flow from operations less net capital expenditures and capitalized software development costs plus the excess tax benefits from equity awards, payments of contingent consideration for business acquisitions in excess of fair value on acquisition date and restructuring charges. Management considers free cash flow to be a liquidity measure which provides useful information to management and investors regarding our ability to generate cash from operations that is available for acquisitions and other investments. Our definition of free cash flow may be different from definitions used by other companies.

Management uses non-GAAP revenue, non-GAAP income from operations, non-GAAP net income and free cash flow to evaluate operating performance, determine incentive compensation, prepare operating budgets and determine the appropriate levels of capital investments. However, management believes that the use of non-GAAP measures is subject to material limitations since they may not be indicative of ongoing operating results. Management compensates for the limitations in the use of non-GAAP measures by also utilizing GAAP financial measures and by providing investors with a detailed reconciliation between our GAAP and non-GAAP financial results. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in our SEC filings.

Vocus, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP revenue to non-GAAP revenue:
GAAP revenue	$47,114	$47,452	$170,804	$186,931
Fair value adjustment to deferred revenue	272	—	2,185	44

Non-GAAP revenue	$47,386	$47,452	$172,989	$186,975

Reconciliation of GAAP loss from operations to non-GAAP income from operations:
Loss from operations	$(3,237)	$(3,838)	$(21,898)	$(20,300)
Stock-based compensation	3,726	2,650	14,665	12,099
Amortization of intangible assets	3,129	2,928	10,999	12,035
Fair value adjustment to deferred revenue	272	—	2,185	44
Fair value adjustments to contingent consideration	480	—	1,176	3,453
Acquisition-related expenses	—	—	4,957	—

Non-GAAP income from operations	$4,370	$1,740	$12,084	$7,331

Reconciliation of GAAP net loss to non-GAAP net income:
Net loss	$(3,732)	$(3,938)	$(23,591)	$(21,806)
Stock-based compensation	3,726	2,650	14,665	12,099
Amortization of intangible assets	3,129	2,928	10,999	12,035
Fair value adjustment to deferred revenue	272	—	2,185	44
Fair value adjustments to contingent consideration including effects of foreign currency	480	—	1,158	3,453
Acquisition-related expenses	—	—	4,957	—

Non-GAAP net income	$3,875	$1,640	$10,373	$5,825

Non-GAAP diluted net income per share	$0.16	$0.07	$0.44	$0.24
Non-GAAP diluted weighted average shares used in computing per share amounts	24,173,459	24,178,956	23,547,885	24,170,761
Reconciliation of GAAP diluted weighted average shares outstanding to non-GAAP diluted weighted average shares outstanding:
GAAP diluted weighted average shares outstanding	19,600,644	20,185,672	19,437,076	20,058,231
Dilutive effect of outstanding equity securities	4,572,815	3,993,284	4,110,809	4,112,530

Non-GAAP diluted weighted average shares outstanding	24,173,459	24,178,956	23,547,885	24,170,761

Supplemental information of stock-based compensation included in:
Cost of revenues	$346	$270	$1,514	$1,356
Sales and marketing	1,160	689	4,299	3,162
Research and development	787	443	2,646	1,933
General and administrative	1,433	1,248	6,206	5,648

Total stock-based compensation	$3,726	$2,650	$14,665	$12,099

Reconciliation of cash flow from operations to free cash flow:
Net cash provided by (used in) operating activities	$7,595	$(640)	$18,825	$6,845
Purchases of property, equipment and software, net	(1,963)	(434)	(4,690)	(5,185)
Software development costs	(162)	(264)	(360)	(742)
Payments of contingent consideration for business acquisitions in excess of fair value on acquisition date	1,941	—	2,435	4,560

Free cash flow	$7,411	$(1,338)	$16,210	$5,478

Vocus, Inc. and Subsidiaries

Reconciliation of 2014 Guidance

GAAP EPS to Non-GAAP Diluted EPS

	Q1 2014	Full Year 2014
	(unaudited)	(unaudited)
GAAP EPS	$(0.43) to (0.42)	$(0.95) to (0.92)
Effect of non-GAAP adjustments	0.57	1.41
Dilutive effect of outstanding equity securities	(0.07)	(0.15)

Non-GAAP diluted EPS	$0.07 to 0.08	$0.31 to 0.34